Exhibit 10.18

AMENDMENT NO. 2

TO

AMENDED AND RESTATED

2013 STOCK OPTION PLAN

WHEREAS, the Montrose Environmental Group, Inc. (the “Company”) maintains the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan, as amended by that certain Amendment No. 1 (as amended, the “Plan”); and

WHEREAS, the Board of Directors of the Company have determined it in the best interests of the Company to amend the Plan pursuant to Section 13 thereof to amend and restate the definition of “Change of Control” (as defined in the Plan) set forth in Section 2(g) of the Plan.

NOW THEREFORE, effective as of the date approved by the Company’s Board of Directors, the Plan is hereby amended as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

2.	Change of Control. Section 2(g) of the Plan shall be amended and restated in its entirety to amend the definition of Change of Control as follows:

““Change of Control” means the closing of a transaction that is (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, or sale and leaseback transactions) to a Person that is not a Controlled Affiliate (a “Third Party”), (ii) a sale, series of sales or merger or other transactions resulting in more than 50% of the voting stock of the Company or of any company directly or indirectly controlling the Company being held by a Third Party, (iii) a transaction or provision that gives a Third Party the right to appoint a majority of the Board of Directors of the Company or of any company directly or indirectly controlling the Company or (iv) the liquidation or dissolution of the Company with respect to which there are or were distributable assets.”

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect.

This Amendment has been adopted by the Board of Directors as of June 9, 2015.